Statuten der WISeKey International Holding AG (WISeKey International Holding SA) (WISeKey International Holding Ltd)	Articles of Association of WISeKey International Holding Ltd (WISeKey International Holding AG) (WISeKey International Holding SA)

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I. Firma, Sitz, Zweck der Gesellschaft, Dauer	I. Name, Place of Incorporation, Purpose of the Company, Duration

Artikel 1 Firma, Sitz	Article 1 Name, Place of Incorporation
Unter der Firma "WISeKey International Holding AG" ("WISeKey International Holding SA") ("WISeKey International Holding Ltd") (die Gesellschaft) besteht eine Aktiengesellschaft mit Sitz in Zug, Kanton Zug.	Under the name "WISeKey International Holding AG" ("WISeKey International Holding SA") ("WISeKey International Holding Ltd") (the Company) there exists a corporation with its place of incorporation in Zug, canton Zug.

Artikel 2 Zweck	Article 2 Purpose
1 Zweck der Gesellschaft ist die Gründung, der Erwerb, das Halten und die Veräusserung von Beteiligungen an in- und ausländischen Unternehmen, insbesondere im Bereich der Sicherheitstechnologie und verwandten Gebieten. Die Gesellschaft kann alle Geschäfte tätigen, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.	1 The purpose of the Company is to incorporate, acquire, hold and dispose of interests in national and international entities, in particular in entities active in the area of security technology and related areas. The Company may engage in all types of transactions that appear appropriate to promote, or are related to the purpose of the Company.

2 Die Gesellschaft kann Zweigniederlassungen im In- und Ausland errichten.	2 The Company may open branch offices in Switzerland and abroad.

3 Die Gesellschaft kann Grundstücke und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten, weiterentwickeln, verwerten und veräussern.	3 The Company may acquire, hold, manage, develop, exploit and sell real estate and intellectual property rights in Switzerland and abroad.

4 Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.	4 The Company may also engage in any commercial, financial or other activities which are apt to favour the purpose of the Company or which are related to its purpose.

Artikel 3 Dauer	Article 3 Duration
Die Dauer der Gesellschaft ist unbeschränkt.	The duration of the Company shall be unlimited.

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II. Aktienkapital, Aktien, Übertragungsbeschränkungen	II. Share Capital, Shares, Restrictions of Transferability

Artikel 4 Aktienkapital	Article 4 Share Capital
Das Aktienkapital beträgt CHF 8’814’120, ist eingeteilt in 1’600’880 Namenaktien mit einem Nennwert von je CHF 0.25 (Kategorie A Aktien) und in 3’365’560 Namenaktien mit einem Nennwert von je CHF 2.50 (Kategorie B Aktien) und ist voll einbezahlt.	The share capital is CHF 8,814,120, is divided into 1,600,880 registered shares with a nominal value of CHF 0.25 each (Class A Shares) and in 3,365,560 registered shares with a nominal value of CHF 2.50 each (Class B Shares), and is fully paid-in.

Artikel 4a Kapitalband	Article 4a Capital Band
1 Die Gesellschaft verfügt über ein Kapitalband zwischen CHF 8‘005‘059 (untere Grenze) und CHF 12‘859‘414 (obere Grenze). Der Verwaltungsrat ist im Rahmen des Kapitalbands ermächtigt, bis zum 21. Juni 2028 oder bis zu einer früheren vollständigen Verwendung bzw. bis zu einem früheren Dahinfallen des Kapitalbands das Aktienkapital einmal oder mehrmals und in beliebigen Beträgen zu erhöhen oder herabzusetzen oder Aktien direkt oder indirekt zu erwerben. Die Kapitalerhöhung kann durch Ausgabe von bis zu 1'618'117 voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 2.50 bzw. Vernichtung von bis zu 323'623 Namenaktien mit einem Nennwert von je CHF 2.50 oder durch eine Erhöhung bzw. Herabsetzung der Nennwerte von bis zu CHF 4'045'294 bzw. CHF 809'059.03 der bestehenden Namenaktien im Rahmen des Kapitalbands oder durch gleichzeitige Herabsetzung und Wiedererhöhung erfolgen.	1 The Company has a capital band ranging from CHF 8,005,059 (lower limit) to CHF 12,859,414 (upper limit). The Board of Directors shall be authorized within the capital band to increase or reduce the share capital once or several times and in any amounts or to acquire shares directly or indirectly, until June 21, 2028 or until an earlier complete use or until an earlier expiry of the capital band. The capital increase may be effected by issuing up to 1,618,117 fully paid-in registered shares with a par value of CHF 2.50 each and cancelling up to 323,623 registered shares with a par value of CHF 2.50 each, or by increasing or reducing the par value of the existing shares by up to CHF 4,045,294 and CHF 809,059.03, respectively, within the limits of the capital band or by simultaneous reduction and re-increase of the share capital.

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2 Im Falle einer Ausgabe von Aktien unterliegen Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien den Beschränkungen von Artikel 6 dieser Statuten.	2 In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these articles of association.

3 Bei einer Erhöhung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, den Ausgabebetrag, die Art der Einlagen (einschliesslich Barliberierung, Sacheinlage, Verrechnung und Umwandlung von Reserven oder eines Gewinnvortrags in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben oder nicht gültig ausgeübt wurden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht gültig ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht gültig ausgeübt wurden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	3 In the event of a capital increase within the capital band, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of subscription rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the subscription rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trade with subscription rights. It may permit the expiration of subscription rights that have not been duly exercised, or it may place such rights or shares as to which subscription rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

4 Der Verwaltungsrat ist im Fall einer Ausgabe von Aktien ermächtigt, das Bezugsrecht der bisherigen Aktionäre aufzuheben oder zu beschränken und Dritten (einschlesslich einzelnen Aktionären), der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:	4 In the event of a share issue the Board of Directors is authorized to withdraw or restrict subscription rights of existing shareholders and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new shares is determined by reference to the market price; or

(b) für die Beschaffung von Eigenkapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionäre nicht oder nur schwer oder zu wesentlich schlechteren Bedingungen möglich wäre; oder	(b) for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders; or

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(c) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgütern oder Lizenzen durch oder Investitionsvorhaben der Gesellschaft oder einer ihrer Konzerngesellschaften oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder	(c) for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(d) zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern einschliesslich Finanzinvestoren oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder	(d) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(e) für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder	(e) for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

(f) für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen.	(f) for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.

5 Nach einer Nennwertveränderung sind neue Aktien im Rahmen des Kapitalbands mit gleichem Nennwert auszugeben wie die bestehenden Namenaktien.	5 After a change of the par value, new shares shall be issued within the capital band with the same par value as the existing shares.

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6 Erhöht sich das Aktienkapital aufgrund einer Erhöhung aus bedingtem Kapital nach Artikel 4b oder Artikel 4c dieser Statuten, so erhöhen sich die obere und die untere Grenze des Kapitalbands entsprechend dem Umfang der Erhöhung des Aktienkapitals	6 If the share capital increases as a result of an increase from conditional capital pursuant to Article 4b or Article 4c of these articles of association, the upper and lower limits of the capital band shall increase in an amount corresponding to such increase in the share capital.

7 Bei einer Herabsetzung des Aktienkapitals im Rahmen des Kapitalbands legt der Verwaltungsrat, soweit erforderlich, die Verwendung des Herabsetzungsbetrags fest.	7 In the event of a reduction of the share capital within the capital band, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount.

Artikel 4b Bedingtes Kapital	Article 4b Conditional Share Capital
1 Das Aktienkapital kann sich um höchstens CHF 3'026'475 erhöhen:	1 The share capital may be increased in an amount not to exceed CHF 3,026,475:

(a) bis zu einem Betrag von CHF 2'526’475 durch Ausgabe von höchstens 1'010’590 voll zu liberierenden Namenaktien im Nennwert von je CHF 2.50 im Zusammenhang mit der Ausübung von Wandel-, Options-, Tausch-, Bezugs-, oder ähnlichen Rechten auf den Bezug von Aktien (die Rechte), welche Dritten oder Aktionären in Zusammenhang mit neuen oder bereits begebenen Anleihen (inklusive Wandel- oder Optionsanleihen), Optionen, Warrants, anderen Finanzierungsinstrumenten oder vertraglichen Verpflichtungen, die von der Gesellschaft oder einer ihrer Konzerngesellschaften gewährt wurden oder gewährt werden (die mit Rechten verbundenen Obligationen); und	(a) up to an amount of CHF 2,526,475 by the issuance of up to 1,010,590 fully paid-in registered shares with a nominal value of CHF 2.50 each in connection with the exercise of conversion, option, exchange, warrant or similar rights for the subscription of shares (the Rights) granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes, other securities or contractual obligations newly or already issued or granted by the Company or one of its group companies (the Rights-Bearing Obligations); and

(b) bis zu einem Betrag von CHF 500'000 durch Ausgabe von höchstens 200'000 voll zu liberierenden Namenaktien im Nennwert von je CHF 2.50 im Zusammenhang mit der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung, Arbeitnehmer, Beauftragte, Berater oder andere Personen, die für die Gesellschaft oder eine Konzerngesellschaft Dienstleistungen erbringen.

(b)        up to an amount of CHF 500,000 by the issuance of up to 200,000 fully paid-in registered shares with a nominal value of CHF 2.50 each in connection with the issuance of shares or Rights-Bearing Obligations granted to the members of the Board of Directors, members of executive management, employees, contractors, consultants or other persons providing services to the Company or one of its group companies.

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2 Bei der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft oder einer ihrer Konzerngesellschaften ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei der Ausübung von mit Rechten verbundenen Obligationen ausgegeben werden, sind die jeweiligen Inhaber der mit Rechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Rechten verbundenen Obligationen sind durch den Verwaltungsrat festzulegen.	2 The pre-emptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations by the Company or any of its group companies. The then-current owners of such Right-Bearing Obligations shall be entitled to subscribe for the new shares issued upon conversion, exchange, or exercise of the Rights-Bearing Obligations. The conditions of the Rights-Bearing Obligations shall be determined by the Board of Directors.

3 Der Verwaltungsrat ist ermächtigt, bei der Ausgabe von mit Rechten verbundenen Obligationen durch die Gesellschaft oder einer ihrer Konzerngesellschaften das Vorwegzeichnungsrecht der Aktionäre zu beschränken oder aufzuheben, falls solche mit Rechten verbunden Obligationen:	3 The Board of Directors shall be authorized to restrict or deny the advance subscription rights of shareholders In connection with the issuance by the Company or one of its group companies of Rights-Bearing Obligations if:

(a) zum Zwecke der Finanzierung oder Refinanzierung der Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für neue Investitionsvorhaben ausgegeben werden; oder	(a) such issuances are for the purpose of financing or refinancing the acquisition of an enterprise, parts of an enterprise, or participations or for new investment projects; or

(b) an strategische Investoren ausgegeben werden; oder	(b) such instruments are issued to strategic investors; or

(c) auf den nationalen oder internationalen Kapitalmärkten oder im Rahmen einer Privatplatzierung emittiert werden.	(c) such instruments are issued on national or international capital markets or through a private placement.

4 Wird das Vorwegzeichnungsrecht durch Beschluss des Verwaltungsrates weder direkt noch indirekt gewährt, gilt Folgendes:	4 If advance subscription rights are neither granted directly or indirectly by the Board of Directors, the following shall apply:

(a) Die mit Rechten verbundenen Obligationen sind zu den jeweils marktüblichen Bedingungen auszugeben oder einzugehen; und	(a) The Rights-Bearing Obligations shall be issued or entered into at market conditions; and

(b) der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der mit Rechten verbundenen Obligationen ist unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Rechten verbundenen Obligationen festzusetzen; und	(b) the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

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(c) die mit Rechten verbundenen Obligationen sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausübbar.	(c) the Rights-Bearing Obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance or entry.

5 Bei der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen gemäss Art. 4b Absatz 1(b) dieser Statuten, sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen.	5 The pre-emptive rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of any Shares or Rights-Bearing Obligations pursuant to Art. 4b para 1(b) of these Articles of Association. Shares or Rights-Bearing Obligations shall be issued to any of the persons referred to in Art. 4b para 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans of the Company. Shares may be issued to any of the persons referred to in Art. 4b para 1(b) of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

6 Die neuen Aktien, welche über die Ausübung von mit Rechten verbundenen Obligationen erworben werden, unterliegen den Beschränkungen gemäss Artikel 6 dieser Statuten.	6 The new shares acquired through the exercise of Rights Bearing Obligations shall be subject to the limitations pursuant to Article 6 of these Articles of Association.

7 Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4b hat auf diesen Artikel 4b hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4b kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.	7 The declaration of acquisition of the shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4b may also occur without adherence to any specific form requirement or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

Artikel 4c Bedingtes Kapital (Kategorie A Aktien)	Article 4c Conditional Share Capital (Class A Shares)
1 Das Aktienkapital kann sich um höchstens CHF 100'000 erhöhen durch Ausgabe von höchstens 400'000 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.25 im Zusammenhang mit der direkten oder indirekten Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten an Mitglieder des Verwaltungsrates der Gesellschaft und Mitglieder der Geschäftsleitung der Gruppe.	1 The share capital may be increased in an amount not to exceed CHF 100,000 by the issuance of up to 400,000 fully paid-in registered shares with a nominal value of CHF 0.25 each in connection with the direct or indirect issuance of shares, options or related subscription rights to the members of the Board of Directors of the Company and members of executive management of the group.

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2 Bei der Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten gemäss Artikel 4c Absatz 1 dieser Statuten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten an die in Artikel 4c Absatz 1 dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien oder diesbezüglichen Bezugsrechten an die in Artikel 4c Absatz 1 dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen.	2 The pre-emptive rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of any shares, options or subscription rights therefor pursuant to Article 4c para 1 of these Articles of Association. Shares, options or subscription rights therefor shall be issued to any of the persons referred to in Article 4c para 1 of these Articles of Association in accordance with one or more participation plans of the Company. Shares or subscription rights therefor may be issued to any of the persons referred to in Article 4c para 1 of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

3 Der Erwerb der neuen Aktien, welche durch in Artikel 4c Absatz 1 dieser Statuten genannte Personen im Rahmen einem Beteiligungsplan direkt oder indirekt erworben werden, sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.	3 The direct or indirect acquisition of the new shares by persons listed in Article 4c para 1 of these Articles of Association in connection with a participation plan and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these Articles of Association.

4 Die Erklärung über den Erwerb von Aktien gestützt auf diesen Artikel 4c hat auf diesen Artikel 4c hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4c kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.	4 The declaration of acquisition of the shares based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

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Artikel 5 Aktienzertifikate und Bucheffekten	Article 5 Share Certificates and Intermediated Securities
1 Die Gesellschaft gibt ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.	1 The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

2 Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.	2 A shareholder has no right to request a conversion of the registered shares issued in one form into another form. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

3 Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.	3 Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

Artikel 6 Aktienbuch, Eintragungsbeschränkungen, Nominees	Article 6 Share Register, Restrictions on Registration, Nominees
1 Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.	1 The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and first name (the name of the company in case of a legal entity), the address and nationality (the registered office in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons registered in the share register shall be deemed to have validly been made if sent to the address recorded in the share register.

2 Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben.	2 Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare to have acquired these registered shares in their own name and for their own account.

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3 Der Verwaltungsrat kann einzelne Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Namenaktien für eigene Rechnung zu halten, als Nominees mit Stimmrecht im Aktienbuch eintragen.	6 The Board of Directors may register individual persons who do not expressly declare in their registration application to hold the registered shares for their own account as nominees with voting rights.

7 Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.	7 After hearing the registered shareholder or Nominee, the Board of Directors may cancel its registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

8 Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Bestimmungen notwendigen Anordnungen. Der Verwaltungsrat kann seine Aufgaben delegieren.	8 The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.

9 Ein Erwerber von Aktien der Gesellschaft ist nicht zu einem öffentlichen Kaufangebot nach den Art. 135 und 163 des Bundesgesetzes über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel verpflichtet.

9 The acquirer of shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

Artikel 7 Rechtsausübung	Article 7 Exercise of Rights
1 Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	1 The Company shall only accept one representative per share.

2 Das Stimmrecht und die damit zusammenhängenden Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.	2 The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

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III. Organe	III. Corporate Bodies
A. Die Generalversammlung	A. The General Meeting of Shareholders

Artikel 8 Befugnisse der Generalversammlung	Article 8 Powers of the General Meeting of Shareholders
1 Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft.	1 The General Meeting of Shareholders is the supreme corporate body of the Company.

2 Der Generalversammlung stehen insbesondere folgende unübertragbare Befugnisse zu:	2 The General Meeting of Shareholders shall have in particular the following inalienable powers:

1. die Festsetzung und Änderung dieser Statuten;	1. the adoption and amendment of these articles of association;

2. die Wahl der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses;	2. the election of the members of the Board of Directors, the Chairman of the Board of Directors and the members of the Compensation Committee;

3. die Wahl der Revisionsstelle;	3. the election of the Auditors;

4. die Wahl des unabhängigen Stimmrechtsvertreters;	4. the election of the independent voting rights representative;

5. die Genehmigung des Lageberichtes und der Konzernrechnung;	5. the approval of the management report and the consolidated financial statements;

6. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;	6. the approval of the annual financial statements as well as the resolution on the appropriation of profit shown on the balance sheet, in particular the determination of dividends and of profit sharing by directors;

7. die Entlastung der Mitglieder des Verwaltungsrates und mit der Geschäftsführung betrauten Personen;	7. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;

8. die Genehmigung der Vergütungen des Verwaltungsrates und der Geschäftsleitung gemäss Artikel 26 dieser Statuten; und	8. the approval of the compensation of the Board of Directors and of the Executive Management pursuant to article 26 of these articles of association; and

9. die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.	9. the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law or these articles of association or that are, subject to article 716a CO, submitted to the General Meeting of Shareholders by the Board of Directors.

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Artikel 9 Ordentliche und ausserordentliche Generalversammlungen	Article 9 Ordinary and Extraordinary General Meetings of Shareholders
1 Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres der Gesellschaft statt.	1 The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company.

2 Ausserordentliche Generalversammlungen finden statt, sofern	2 Extraordinary General Meetings of Shareholders shall be held if

(a) der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten;	(a) the Board of Directors or the Auditors deem it necessary;

(b) es eine Generalversammlung beschliesst; oder	(b) so resolved by a General Meeting of Shareholders; or

(c) Aktionäre, die alleine oder zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, dies gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangen.	(c) shareholders who hold, alone or together, shares representing at least 5 percent of the share capital or the voting rights so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the proposed candidates.

Artikel 10 Einberufung	Article 10 Notice
1 Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, spätestens 20 Kalendertag vor dem Tag der Versammlung einberufen. Das Einberufungsrecht steht auch den Liquidatoren und Vertretern der Anleihensgläubiger zu.	1 Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 calendar days prior to the date of the meeting. Liquidators and representatives of bondholders are also entitled to call a General Meeting of Shareholders.

2 Die Einberufung zur Generalversammlung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 36 dieser Statuten. Eingetragene Aktionäre können überdies schriftlich orientiert werden.	2 Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to article 36 of these articles of association. Registered shareholders may in addition be notified in writing.

3 Spätestens 20 Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht und die Revisionsberichte den Aktionären am Sitz der Gesellschaft zur Einsicht aufzulegen. Eingetragene Aktionäre sind darüber in der Einberufung schriftlich zu orientieren.	3 The management report, the compensation report and the auditors' reports shall be made available for inspection by the shareholders at the registered office of the Company no later than 20 calendar days prior to the Annual General Meeting of Shareholders. Registered shareholders shall be notified about this in writing in the notice of the General Meeting of Shareholders.

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4 Die Einberufung muss die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlgeschäften die Namen der zur Wahl vorgeschlagenen Kandidaten enthalten.	4 The notice of a General Meeting of Shareholders shall specify the items on the agenda as well as the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda and, in the event of elections, the names of the nominated candidates.

Artikel 11 Traktandierung	Article 11 Agenda
1 Aktionäre, die alleine oder zusammen mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Die Traktandierung muss mindestens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge der Aktionäre anbegehrt werden. Soll eine Begründung in die Einberufung der Generalversammlung aufgenommen werden, ist sie innert derselben Frist einzureichen und kurz, klar und prägnant zu formulieren.	1 Shareholders who, alone or together, represent at least 0.5 per cent of the share capital or the voting rights may request that an item be included on the agenda. Such request must be made in writing at least 45 calendar days prior to the General Meeting of Shareholders, specifying the agenda item and the proposals of the shareholders. If an explanatory statement is to be included in the invitation to the General Meeting of Shareholders, it must be submitted within the same period and be brief, clear and concise.

2 Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung keine Beschlüsse fassen; ausgenommen sind hiervon jedoch an einer Generalversammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderprüfung.	2 No resolutions may be passed at a General Meeting of Shareholders on proposals concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

3 Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	3 No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

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Artikel 11a Tagungsort	Article 11a Venue
1 Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgeführt werden kann.	1 The Board of Directors shall determine the venue of the General Meeting of Shareholders, which may be held in Switzerland or abroad.

2 Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden, und dass die Aktionäre, die nicht am Tagungsort (oder den Tagungsorten) der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.	2 The Board of Directors can determine that the General Meeting of Shareholders be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues and that shareholders who are not present at the venue(s) of the General Meeting of Shareholders may exercise their rights by electronic means.

3 Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird.	3 Alternatively, the Board of Directors may also provide that the General Meeting of Shareholders will be held by electronic means without a venue.

Artikel 12 Vorsitz der Generalversammlung, Stimmenzähler, Protokoll	Article 12 Chairman, Vote Counters, Minutes
1 Der Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsrates zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.	1 The Chairman of the Board of Directors shall chair the General Meeting. In his absence, the Vice-Chairman of the Board of Directors, another member or a person designated by the Board of Directors shall chair the General Meeting of Shareholders. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the General Meeting of Shareholders.

2 Der Vorsitzende der Generalversammlung bezeichnet einen Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.	2 The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes shall be signed by the acting chair of the General Meeting of Shareholders and the secretary.

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3 Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.	3 The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Artikel 13 Stimmrecht, Vertretung	Article 13 Voting Rights, Representation
1 Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 6 und 7 dieser Statuten.	1 Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.

2 Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung und regelt die Anforderungen an Vollmachten und Weisungen. Ein Aktionär kann sich an der Generalversammlung nur durch den unabhängigen Stimmrechtsvertreter, seinen gesetzlichen Vertreter oder mittels schriftlicher Vollmacht durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.	2 The Board of Directors shall issue the rules regarding the participation in and representation at the General Meeting of Shareholders and determine the requirements as to proxies and instructions. A shareholder may only be represented at the General Meeting of Shareholders by the independent voting rights representative, its legal representative or, by means of a written proxy by another proxy holder who need not be a shareholder. All shares held by a shareholder may only be represented by one person.

3 Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	3 The General Meeting of Shareholders shall elect the independent voting rights representative for a term of office until completion of the next Annual General Meeting of Shareholders. Re-election is possible.

4 Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, wird dieser für die nächste Generalversammlung vom Verwaltungsrat bezeichnet.	4 If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights representative for the next General Meeting of Shareholders.

Artikel 14 Beschlüsse, Wahlen	Article 14 Resolutions, Elections
1 Die Generalversammlung beschliesst und wählt mit der absoluten Mehrheit der vertretenen Stimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen.	1 The General Meeting of Shareholders shall pass its resolutions and adopt its elections by the absolute majority of the votes represented, unless required otherwise by law or these articles of association.

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2 Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist insbesondere erforderlich für:	2 Two-thirds of the votes represented and the absolute majority of the nominal value of shares represented shall be required in particular for the General Meeting of Shareholders to adopt resolutions on the following matters:

1. die Änderung des Gesellschaftszweckes;	1. the modification of the purpose of the Company;

2. die Zusammenlegung von Aktien (soweit die Aktien börsenkotiert sind);	2. the consolidation of shares (to the extent such shares are listed on a stock exchange);

3. eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;	3. a share capital increase through the conversion of freely available equity, a contribution in kind, and the grant of special privileges;

4. die Einschränkung oder Aufhebung des Bezugsrechts;	4. the limitation on or withdrawal of pre-emptive rights;

5. die Einführung oder Änderung eines bedingten Kapitals oder eines Kapitalbands;	5. the creation of or the amendment to a conditional capital or of a capital band;

6. die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung einer solchen Beschränkung;	6. the restriction on the transferability of shares or cancellation of such restriction;

7. die Einführung oder Aufhebung von Stimmrechtsaktien; und	7. the creation or cancellation of shares with privileged voting rights;

8. einen Wechsel der Währung des Aktienkapitals;	8. a change of the currency in which the share capital is denominated;

9. die Dekotierung von Beteiligungspapiere der Gesellschaft;	9. the delisting of the Company's equity securities;

10. die Verlegung des Sitzes der Gesellschaft;	10. a change in the registered office of the Company;

11. die Einführung einer statutarischen Schiedsklausel; und	11. the introduction of an arbitration provision in the Articles; and

12. die Auflösung der Gesellschaft.	12. the dissolution of the Company.

3 Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche oder elektronische Abstimmung respektive Wahl beschliesst oder der Vorsitzende dies anordnet. Der Vorsitzende kann eine Abstimmung oder Wahl jederzeit wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.	3 Resolutions and elections shall be taken openly, unless a secret ballot or electronic voting is resolved by the General Meeting of Shareholders or is ordered by the acting chair. The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt. The resolution or election previously held shall then be deemed to have not taken place.

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4 Kommt im ersten Wahlgang eine Wahl nicht zustande und steht mehr als ein Kandidat zur Wahl, ordnet der Vorsitzende einen zweiten Wahlgang an, in dem das relative Mehr entscheidet.	4 If the first vote fails to result in an election and more than one candidate is standing for election, the acting chair shall order a second vote in which a relative majority shall be decisive.

B. Der Verwaltungsrat	B. The Board of Directors

Artikel 15 Anzahl Verwaltungsräte	Article 15 Number of Directors
[1] Der Verwaltungsrat besteht aus mindestens drei und höchstens 12 Mitgliedern.	[1] The Board of Directors shall consist of not less than three and no more than 12 members.

[2] Jede Aktionärskategorie hat Anspruch auf Wahl eines Vertreters in den Verwaltungsrat.	[2] Each share class is entitled to elect one representative to the Board of Directors.

Artikel 16 Wahl und Amtsdauer	Article 16 Term of Office
1 Die Generalversammlung wählt die Mitglieder des Verwaltungsrates und den Präsidenten des Verwaltungsrates einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	1 The General Meeting of Shareholders shall elect the members of the Board of Directors and the Chairman of the Board of Directors individually and for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.

2 Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte einen Präsidenten.	2 If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for a term of office extending until completion of the next Annual General Meeting of Shareholders.

Artikel 17 Organisation des Verwaltungsrates	Article 17 Organization of the Board of Directors
1 Vorbehältlich der Wahl des Präsidenten und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann einen oder mehrere Vizepräsidenten wählen. Er bezeichnet ferner einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss.	1 Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall constitute itself. The Board of Directors may elect one or several Vice-Chairmen. The Board of Directors shall further appoint a secretary who need not be member of the Board of Directors.

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2 Der Verwaltungsrat ordnet im Übrigen und vorbehältlich Artikel 19 ff. dieser Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement.	2 Subject to Article 19 et seq. of these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.

Artikel 18 Ersatz der Auslagen, Schadloshaltung	Article 18 Reimbursement of Expenses, Indemnification
1 Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	1 The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

2 Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft als Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.	2 The Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and Executive Management, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings – whether civil, criminal, administrative or investigative – and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Director or Executive Management of the Company, or while serving as a member of the Board of Directors or Executive Management of the Company is or was serving at the request of the Company as a director, member of the executive management, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Director or Executive Management.

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3 Ohne den vorangehenden Absatz 2 dieses Artikels 18 einzuschränken, bevorschusst die Gesellschaft aktuellen oder ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.	3 Without limiting the foregoing paragraph 2 of this Article 18, the Company shall advance court costs and attorneys' fees to the existing and former members of the Board of Directors and Executive Management. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or Executive Management.

Artikel 19 Einberufung, Beschlussfassung, Protokoll	Article 19 Convening of Meetings, Resolutions, Minutes
1 Sitzungen des Verwaltungsrates werden vom Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten oder einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich unter Angabe der Gründe verlangt.	1 The Board of Directors shall meet at the invitation of its Chairman or, failing him, of the Vice-Chairman or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing indicating the reasons.

2 Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen oder daraus folgende Statutenänderungen.	2 Except as otherwise set forth in the organizational regulations, the Board of Directors shall only have a quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and confirmation of a capital increase or for the amendment of the articles of association in connection therewith.

3 Der Verwaltungsrat fasst seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.	3 The Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have the casting vote.

4 Beschlüsse können auch auf schriftlichem Weg gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.	4 Resolutions may also be adopted by way of written consent, unless a member shall request discussion thereof.

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5 Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Vorsitzenden und dem Sekretär zu unterzeichnen ist.	5 The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the secretary.

Artikel 20 Befugnisse des Verwaltungsrates	Article 20 Powers of the Board of Directors
1 Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.	1 The Board of Directors may pass resolutions with respect to all matters which are not by law, by these articles of association or by regulations delegated to another corporate body of the Company.

2 Er hat folgende unübertragbare und unentziehbare Aufgaben:	2 It shall have the following non-transferable and inalienable duties:

1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. the ultimate management of the Company and the issuance of necessary instructions;

2. die Festlegung der Organisation der Gesellschaft;	2. the determination of the organization of the Company;

3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzplanung;	3. the structuring of the accounting system, of the financial controls and the financial planning;

4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und die Regelung der Zeichnungsberechtigung;	4. the appointment and removal of the persons entrusted with management and representation, and issuance of rules on the signature authority;

5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. the ultimate supervision of the persons entrusted with the management, in particular in view of compliance with the law, these articles of association, regulations and directives;

6. die Erstellung des Geschäftsberichtes und des Vergütungsberichtes;	6. the preparation of the business report and the compensation report;

7. die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	7. the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

8. die Beschlussfassung über nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien und daraus folgende Statutenänderungen;	8. the adoption of resolutions on the performing of additional contributions to shares of the Company not fully paid in and the corresponding amendments of the articles of association;

9. die Beschlussfassung über die Erhöhung des Aktienkapitals, soweit dies in der Kompetenz des Verwaltungsrates liegt, die Feststellung von Kapitalerhöhungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);	9. the adoption of resolutions on the increase of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital increases, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

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10. die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrates;	10. the non-transferable duties and powers of the Board of Directors pursuant to the Swiss Merger Act;

11. die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung;	11. filing an application for a debt restructuring moratorium and notifying the court if liabilities exceed assets;

12. andere durch Gesetz oder Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	12. other powers and duties reserved to the Board of Directors by law or these articles of association.

3 Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen dieser Statuten durch Erlass eines Organisationsreglements ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an Dritte übertragen.	3 In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set by these articles of association and the law to one or several of its members or to third parties by the means of organizational regulations.

C. Der Vergütungsausschuss	C. The Compensation Committee

Artikel 21 Anzahl Mitglieder	Article 21 Number of Members
Der Vergütungsausschuss besteht aus mindestens drei Mitgliedern des Verwaltungsrates. Die Mitglieder müssen nicht-exekutiv und unabhängig sein.	The Compensation Committee shall consist of no less than three members of the Board of Directors. The members of the Compensation Committee shall be non-executive and independent.

Artikel 22 Wahl und Amtsdauer	Article 22 Election and Term of Office
1 Die Generalversammlung wählt die Mitglieder des Vergütungsausschusses einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	1 The General Meeting of Shareholders shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.

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2 Scheiden ein oder mehrere Mitglieder aus oder ist der Vergütungsausschuss nicht vollständig besetzt, kann der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte Mitglieder bezeichnen.	2 If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

Artikel 23 Organisation des Vergütungsausschusses	Article 23 Organisation of the Compensation Committee
1 Der Vergütungsausschuss konstituiert sich selbst. Der Verwaltungsrat bezeichnet aus seiner Mitte einen Vorsitzenden.	1 The Compensation Committee shall constitute itself. The Board of Directors shall elect a chairman from among its members.

2 Im Übrigen erlässt der Verwaltungsrat ein Reglement über die Organisation und Beschlussfassung des Vergütungsausschusses.	2 The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.

Artikel 24 Aufgaben und Zuständigkeiten	Article 24 Duties and Powers
1 Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungspolitik und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Vorschläge zu weiteren Vergütungsfragen unterbreiten.	1 The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and the Executive Management. It may submit proposals to the Board of Directors in other compensation-related issues.

2 Der Verwaltungsrat legt in einem Reglement fest, für welche Funktionen des Verwaltungsrates und der Geschäftsleitung der Vergütungsausschuss, gemeinsam mit dem Präsidenten des Verwaltungsrates oder alleine, Vorschläge für die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung unterbreitet und für welche Funktionen er im Rahmen dieser Statuten und der vom Verwaltungsrat erlassenen Richtlinien die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung festsetzt.	2 The Board of Directors shall determine in regulations for which positions of the Board of Directors and the Executive Management the Compensation Committee, together with the Chairman of the Board of Directors or alone, shall submit proposals for the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Management, and for which positions it shall itself determine, in accordance with these articles of association and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Management.

3 Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen.	3 The Board of Directors may delegate further tasks to the Compensation Committee.

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D. Die Revisionsstelle	D. The Auditors

Artikel 25	Article 25

1 Die Generalversammlung wählt die Revisionsstelle für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	1 The General Meeting of Shareholders shall elect the Auditors for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.

2 Der Revisionsstelle obliegen die ihr vom Gesetz zugewiesenen Befugnisse und Pflichten.	2 The Auditors shall have the powers and duties vested in it by law.

3 Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.	3 The Board of Directors may mandate at any time the Auditors to perform special investigations, in particular interim audits, and to prepare a report on its findings.

IV. Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung	IV. Compensation of the Members of the Board of Directors and the Executive Management

Artikel 26 Genehmigung der Vergütungen durch die Generalversammlung	Article 26 Approval of the Compensation by the General Meeting of Shareholders
1 Die Generalversammlung genehmigt jährlich und separat die Anträge des Verwaltungsrates in Bezug auf die Gesamtbeträge:	1 The General Meeting of Shareholders shall approve annually and separately the proposals of the Board of Directors in relation to the aggregate amounts of:

1. für die maximale Vergütung des Verwaltungsrates für die Dauer bis zur nächsten ordentlichen Generalversammlung;	1. the maximum compensation of the Board of Directors until the completion of the next Annual General Meeting of Shareholders;

2. für die maximale Vergütung der Geschäftsleitung für das kommende Geschäftsjahr; und	2. the maximum compensation of the Executive Management for the next fiscal year; and

3. allenfalls weitere Vergütungsperioden für bestimmte Vergütungselemente.	3. additional compensation periods for specific compensation elements, if applicable.

2 Der Verwaltungsrat kann der Generalversammlung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen.	2 The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or different periods.

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3 Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände den entsprechenden (maximalen) Gesamtbetrag oder mehrere (maximale) Teilbeträge fest und unterbreitet den oder die so festgesetzten Beträge einer Generalversammlung zur Genehmigung.	3 In the event the General Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a General Meeting of Shareholders.

4 Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung ausrichten, unter Vorbehalt der nachträglichen Genehmigung.	4 The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval.

Artikel 27 Zusatzbetrag für Veränderungen in der Geschäftsleitung	Article 27 Supplementary Amount for Changes to the Executive Management
Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergütung nicht aus für die Vergütung einer oder mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversammlung Mitglieder der Geschäftsleitung werden, sind die Gesellschaft oder von ihr kontrollierte Unternehmen ermächtigt, diesem oder diesen Mitgliedern während der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Als Zusatzbetrag können die Gesellschaft oder von ihr kontrollierte Gesellschaften jeder solcher Person je relevante Vergütungsperiode für jeden der beiden nachfolgenden Zwecke je einen die Gesamtjahresvergütung des betreffenden Vorgängers bzw. für eine ähnliche vorbestehende Funktion um bis zu 40% übersteigenden Betrag zuteilen oder bezahlen: (1) als Vergütung für die relevante Vergütungsperiode; und zusätzlich (2) zum Ausgleich der Nachteile, die im Zusammenhang mit dem Stellenwechsel entstehen. Für die Zwecke dieser Bestimmung gilt als Gesamtjahresvergütung die im jüngsten Vergütungsbericht der Gesellschaft für das vorangehende Geschäftsjahr ausgewiesene Gesamtjahresvergütung des betreffenden Vorgängers bzw. für eine ähnliche vorbestehende Funktion; für die kurzfristige und langfristige Leistungs- oder Erfolgsvergütung ist dabei auf die tatsächlichen Werte oder, sofern höher, die Zielwerte der betreffenden Vergütungselemente abzustellen, je wie sie im jüngsten Vergütungsbericht der Gesellschaft für das vorangehende Geschäftsjahr ausgewiesen sind. Die Gesellschaft oder von ihr kontrollierte Gesellschaften dürfen gestützt auf die Bestimmung dieses Artikel 27 je relevante Vergütungsperiode keinesfalls an mehr als fünf (5) Personen einen Zusatzbetrag im Rahmen der Maximalwerte gemäss der Bestimmung dieses Artikels 27 zuteilen oder bezahlen.	If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Management after the General Meeting of Shareholders has approved the compensation of the Executive Management for the relevant period then the Company or companies controlled by it shall be authorized to pay such members a supplementary amount during the compensation period(s) already approved. The Company or companies under its control may grant or pay as supplementary amount to each such person for each relevant compensation period for each of the following two purposes a separate amount of up to 40% in excess of the total annual compensation of the respective predecessor or for a similar preexisting position: (1) as compensation for the relevant compensation period; and, in addition, (2) as compensation for any prejudice incurred in connection with the change of employment. For purposes of this provision, total annual compensation shall mean the total annual compensation of the respective predecessor or for a similar preexisting position as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year; for such purposes, short-term and long-term incentive compensation shall be included on the basis of the actual values or, if higher, the target values of the respective compensation elements, in each case as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year. On the basis of this Article 27, the Company or companies under its control may in no event grant or pay, in each relevant compensation period, a supplementary amount to more than five (5) persons within the limitations of the maximum values pursuant to the provision of this Article 27.

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Artikel 28 Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung	Article 28 Compensation of the Members of the Board of Directors and the Executive Management
1 Die Vergütung der nicht-exekutiven Mitglieder des Verwaltungsrates umfasst eine feste Grundentschädigung und kann weitere Vergütungselemente und Leistungen umfassen. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des Empfängers.	1 The compensation of the non-executive members of the Board of Directors consists of a fixed base compensation and may consist of further compensation elements. Total compensation shall take into account position and level of responsibility of the recipient.

2 Die Vergütung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Geschäftsleitung umfasst fixe und variable Vergütungselemente. Die variable Vergütung richtet sich nach der Erreichung bestimmter Leistungsziele. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des Empfängers.	2 The compensation of the executive members of the Board of Directors and of the members of the Executive Management consists of fixed and variable compensation elements. Variable compensation shall take into account the achievement of specific performance targets. Total compensation shall take into account position and level of responsibility of the recipient.

3 Die Leistungsziele können persönliche Ziele, Unternehmens-, Gruppen- oder bereichsspezifische Ziele oder im Vergleich zum Markt, zu anderen Unternehmen oder zu vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.	3 The performance targets may include individual targets, targets of the company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values.

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4 Die Vergütung kann in der Form von Geld, Aktien oder Sach- oder Dienstleistungen ausgerichtet werden; die Vergütung kann zudem auch in der Form von Optionen, vergleichbaren Instrumenten oder Einheiten gewährt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt Zuteilungsbedingungen, Vesting-Bedingungen, Ausübungsbedingungen und -fristen sowie allfällige Sperrfristen und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie eines Kontrollwechsels oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Vesting-Bedingungen, Ausübungsbedingungen und –fristen, Sperrfristen und Verfallsbedingungen weiter gelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien oder andere Beteiligungspapiere auf dem Markt erwerben oder unter Nutzung ihres bedingten Kapitals bereitstellen.	4 Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; compensation may also be granted in the form of options or comparable instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares or other securities through purchases in the market or by using contingent share capital.

5 Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	5 Compensation may be paid by the Company or companies controlled by it.

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V. Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	V. Agreements with Members of the Board of Directors and the Executive Management

Artikel 29	Article 29

1 Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über die Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	1 The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

2 Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr; eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.	2 The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Management. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

3 Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Deren Dauer darf ein Jahr nicht übersteigen, und die für ein solches Konkurrenzverbot bezahlte Entschädigung darf den Durschnitt der Vergütung des betreffenden Mitglieds in den drei vorangehenden Geschäftsjahren nicht übersteigen.	3 The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Management for the time after termination of employment. Their duration shall not exceed one year, and the consideration paid for such non-compete undertaking shall not exceed in total the amount corresponding to the average of compensation of such member during the three preceding financial years.

VI. Mandate ausserhalb des Konzerns, Kredite und Darlehen	VI. Mandates Outside of the Group, Credits and Loans

Artikel 30 Mandate ausserhalb des Konzerns	Article 30 Mandates Outside of the Group

1 Kein Mitglied des Verwaltungsrates kann mehr als zehn (10) zusätzliche Mandate wahrnehmen, wovon nicht mehr als fünf (5) in börsenkotierten Unternehmen.	1 No member of the Board of Directors may hold more than ten (10) additional mandates of which no more than five (5) may be in listed companies.

2 Kein Mitglied der Geschäftsleitung kann mehr als fünf (5) Mandate wahrnehmen, wovon nicht mehr als eines (1) in einem börsenkotierten Unternehmen.	2 No member of the Executive Management may hold more than five (5) mandates of which no more than one (1) may be in a listed company.

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3 Die folgenden Mandate fallen nicht unter dies Beschränkungen gemäss Absatz 1 und 2 dieses Artikels:	3 The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article:

(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren; und	(a) mandates in companies which are controlled by the Company or which control the Company; and

(b) Mandate, die ein Mitglied des Verwaltungsrates oder der Geschäftsleitung auf Anordnung der Gesellschaft oder von ihr kontrollierten Gesellschaften wahrnimmt. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.	(b) mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management shall hold more than ten (10) such mandates.

4 Als Mandate gelten Mandate bei anderen Unternehmen mit wirtschaftlichem Zweck, (i) die mit der Funktion eines Mitglieds des Verwaltungsrats oder der Geschäftsleitung der Gesellschaft vergleichbar sind oder (ii) als Mitglied eines Beirats. Bis zu zehn (10) Mandaten in verschiedenen Rechtseinheiten, die ausserhalb des Anwendungsbereichs von Artikel 30 Abs. 3(a) unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.	4 Mandates shall mean positions at other enterprises with an economic purpose (i) that are comparable to the position of a member of the Board of Directors or the Executive Management at the Company or (ii) as a member of an advisory board. Up to ten (10) mandates in different legal entities that are under joint control or same beneficial ownership outside the scope of application of Article 30 para. 3(a) are deemed one (1) mandate.

Artikel 31 Kredite und Darlehen	Article 31 Credits and Loans
Die Gesellschaft oder von ihr kontrollierte Gesellschaften darf Darlehen an Mitglieder des Verwaltungsrates oder der Geschäftsleitung entrichten, vorausgesetzt, diese werden zu Konditionen wie zwischen unabhängigen Vertragsparteien entrichtet..	The Company or companies controlled by it may grant loans to members of the Board of Directors or the Executive Management, provided they are granted at arm's length terms.

Artikel 32 Vorsorgeleistungen ausserhalb der beruflichen Vorsorge	Article 32 Post-Retirement Benefits Beyond the Occupational Pension
Die Gesellschaft oder von ihr kontrollierte Gesellschaften können an Mitglieder der Geschäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, wobei solche Vorsorgeleistungen 50% der des Basissalärs im Geschäftsjahr, das der Pensionierung unmittelbar vorausgeht, nicht übersteigen dürfen.	The Company or companies controlled by it may grant members of the Executive Management post-retirement benefits beyond occupational pension; provided, however, that such pension benefits may not exceed 50% of the base salary in the fiscal year immediately preceding the retirement.

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VII. Geschäftsjahr, Gewinnverteilung	VII. Financial Year, Profit Allocation
Artikel 33 Geschäftsjahr, Geschäfts- und Vergütungsbericht	Article 33 Financial Year, Business and Compensation Report
1 Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	1 The Company's financial year shall be determined by the Board of Directors.

2 Der Verwaltungsrat erstellt für jedes Geschäftsjahr einen Geschäftsbericht, der sich aus der Jahresrechnung, dem Lagebericht und der Konzernrechnung zusammensetzt, sowie einen Vergütungsbericht.	2 The Board of Directors shall prepare for each financial year a business report, comprising the annual financial statements, the management report and the consolidated financial statements, as well as a compensation report.

Artikel 34 Verteilung des Bilanzgewinnes, Reserven	Article 34 Allocation of Balance Sheet Profit, Reserves
1 Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	1 The General Meeting shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2 Neben den gesetzlichen Reserven kann die Generalversammlung weitere Reserven schaffen.	2 In addition to the reserves required by law, the General Meeting may create other reserves.

3 Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen wurde, fallen an die Gesellschaft und werden der allgemeinen gesetzlichen Reserve zugeteilt.	3 Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

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VIII. Auflösung, Liquidation	VIII. Dissolution, Liquidation

Artikel 35	Article 35

1 Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	1 The General Meeting of Shareholders may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

2 Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	2 The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders appoints other persons as liquidators.

3 Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) freihändig zu verkaufen.	3 The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.

4 Nach erfolgter Tilgung der Schulden der Gesellschaft wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit die Statuten nichts anderes vorsehen.	4 Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the amounts paid in, unless these articles of association provide otherwise.

IX. Mitteilungen, Bekanntmachungen	IX. Notices, Communications

Artikel 36	Article 36

1 Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	1 The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

2 Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.	2 In particular cases, the Board of Directors may specify other means of publication.

3 Soweit das Gesetz nicht zwingend eine persönliche Mitteilung verlangt, erfolgen sämtliche Mitteilungen der Gesellschaft an die Aktionäre gültig durch Publikation im Schweizerischen Handelsamtsblatt. Schriftliche Mitteilungen der Gesellschaft an Aktionäre erfolgen durch gewöhnlichen Brief an die im Aktienbuch zuletzt eingetragene Adresse des Aktionärs bzw. Zustellungsbevollmächtigten.	3 To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.

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X. Sprachen	X. Languages

Artikel 37	Article 37

Im Falle von Unstimmigkeiten zwischen der deutschen und der englischen Version dieser Statuten, geht die deutsche Version in allen Belangen vor.	In case of a discrepancy between the German and the English version of these Articles of Association, the German version shall prevail in all respects.

XI. Sacheinlagen	XI. Contribution in Kind

Artikel 38	Article 38

Die Gesellschaft übernimmt in der Kapitalerhöhung vom 2. März 2016 gemäss Sacheinlagevertrag vom 2. März 2016 von Joao Carlos Creus Moreira 680 Namenaktien mit einem Nennwert von je CHF 1'000 der WIseTrust SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 4'102'244 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft dem Einleger insgesamt 30'021'988 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.01 bzw. einem Gesamtnennwert von CHF 300'219.88 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 3'802'024.12 den Kapitaleinlagereserven der Gesellschaft zu.	In connection with the capital increase of March 2, 2016, and in accordance with the contribution in kind agreement dated March 2, 2016, the Company acquires from Joao Carlos Creus Moreira 680 registered shares of WISeTrust SA, Meyrin, each with a nominal value of CHF 1,000. These registered shares are acquired for a total value of CHF 4,102,244. As consideration for this contribution in kind, the Company issues to the contributor 30,021,988 newly issued registered shares of the Company with a nominal value of CHF 0.01 each and a total nominal value of CHF 300,219.88. The difference between the aggregate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 3,802,024.12 is allocated to the Company's reserves of capital contribution.

Statuten der WISeKey International Holding AG Articles of Association of WISeKey International Holding Ltd	33 | 35

Artikel 39	Article 39

Die Gesellschaft übernimmt in der Kapitalerhöhung vom 21. März 2016 gemäss den Sacheinlageverträgen vom 21. März 2016 von der Zürcher Kantonalbank, Zürich, und der Acxit Capital Partners AG, Zürich, insgesamt 66'170'160 Namenaktien mit einem Nennwert von je CHF 0.01 der WIseKey SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 1'051'392.50 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft den Einlegerinnen, jeweils handelnd im eigenen Namen aber auf Rechnung der Aktionäre der WISeKey SA, die ihre Namenaktien der WISeKey SA mit einem Nennwert von je CHF 0.01 im Rahmen des Umtauschangebots der Gesellschaft für sämtliche ausgegebenen und ausstehenden Namenaktien der WISeKey SA mit einem Nennwert von je CHF 0.01 der Gesellschaft angedient und die Zürcher Kantonalbank bzw. die Acxit Capital Partners AG als Umtauschagenten bezeichnet haben, insgesamt 13'234'027 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 661'701.35 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 389'691.15 der gesetzlichen Kapitalreserve der Gesellschaft zu.	In connection with the capital increase of March 21, 2016, and in accordance with the contribution in kind agreements dated as of March 21, 2016, the Company acquires from Zürcher Kantonalbank, Zurich, and Acxit Capital Partners AG, Zurich, respectively, a total of 66,170,160 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These registered shares are acquired for a total value of CHF 1,051,392.50. As consideration for this contribution in kind, the Company issues to the contributors, each acting in its own name but for the account of the holders of registered shares of WISeKey SA, nominal value CHF 0.01 each, who have tendered their registered shares of WISeKey SA, nominal value CHF 0.01 each, into the exchange offer of the Company for all issued and outstanding registered shares of WISeKey SA, nominal value CHF 0.01 each, and who have appointed Zürcher Kantonalbank and Acxit Capital Partners AG, respectively, as exchange agent, a total of 13,234,027 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 661,701.35. The difference between the aggregate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 389,691.15 is allocated to the statutory capital reserve of the Company.

Artikel 39bis	Article 39bis

Die Gesellschaft übernimmt in der Aktienkapitalerhöhung vom 28. September 2017 gemäss Sacheinlageverträgen vom 27. September 2017 von Philippe Szokoloczy-Syllaba, Rosa Maria Esteve, Rosa Maria Nicod-Esteve, Alain Nicod, Gilbert Claude Muller, Michèle Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder International AG, Mohamed Seif El Nasr und Youssef Vahabzadeh insgesamt 4'205'350 Namenaktien mit einem Nennwert von je CHF 0.01 der WISeKey SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 3'566'132.56 übernommen. Als Gegenleistung für diese Sacheinlagen gibt die Gesellschaft den Einlegern insgesamt 841'069 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 42'053.45 aus, entsprechend einem Umtauschverhältnis von fünf Namenaktien mit einem Nennwert von je CHF 0.01 der WISeKey SA, mit Sitz in Meyrin, pro eine neue Namenaktie der Gesellschaft mit einem Nennwert von je CHF 0.05. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 3'524'079.11 den Kapitaleinlagereserven der Gesellschaft zu.	In connection with the share capital increase of September 28, 2017, and in accordance with the contribution in kind agreements dated as of September 27, 2017, the Company acquires from Philippe Szokoloczy-Syllaba, Rosa Maria Esteve, Rosa Maria Nicod-Esteve, Alain Nicod, Gilbert Claude Muller, Michèle Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder International AG, Mohamed Seif El Nasr and Youssef Vahabzadeh an aggregate number of 4,205,350 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These registered shares are acquired for a total value of CHF 3,566,132.56. As consideration for these contributions in kind, the Company issues to the contributors 841,069 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 42,053.45, corresponding to an exchange ratio of five registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01 for one registered share of the Company with a nominal value of CHF 0.05 each. The difference between the aggregate nominal value of the newly issued shares and the value of contributions in kind in the amount of CHF 3,524,079.11 is allocated to the Company's reserves of capital contribution.

Statuten der WISeKey International Holding AG Articles of Association of WISeKey International Holding Ltd	34 | 35

Artikel 39ter	Article 39ter

Die Gesellschaft übernimmt in der Aktienkapitalerhöhung vom 20. Juni 2018 gemäss Sacheinlagevertrag vom 20. Juni 2018 von Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (zusammen die Einleger) insgesamt 16'414 Aktien mit einem Nennwert von je USD 1 der WISeKey (Bermuda) Holding Ltd., mit Sitz in Hamilton, Bermuda. Diese Aktien werden zu einem Übernahmewert von insgesamt CHF 4'664'994.42 übernommen. Als Gegenleistung für diese Sacheinlagen gibt die Gesellschaft den Einlegern insgesamt 860'000 neue Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 43'000 aus, entsprechend einem Umtauschverhältnis von 52.39 Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 pro Aktie mit einem Nennwert von je USD 1 der WISeKey (Bermuda) Holding Ltd., mit Sitz in Hamilton, Bermuda, wobei entstehende Fraktionen von Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 nicht entschädigt werden. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 4'621'994.42 den Kapitaleinlagereserven der Gesellschaft zu.	In connection with the share capital increase of June 20, 2018, and in accordance with the contribution in kind agreement dated as of June 20, 2018, the Company acquires from Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (collectively the Contributors) an aggregate number of 16,414 shares with a nominal value of USD 1 each of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda. These registered shares are acquired for a total value of CHF 4,664,994.42. As consideration for these contributions in kind, the Company issues to the Contributors 860,000 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 43,000, corresponding to an exchange ratio of 52.39 registered shares of the Company with a nominal value of CHF 0.05 for each registered share of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda, whereby resulting fractions of registered shares of the Company with a nominal value of CHF 0.05 are not compensated. The difference between the aggregate nominal value of the newly issued shares and the value of contributions in kind in the amount of CHF 4,621,994.42 is allocated to the Company's reserves of capital contribution.

Statuten der WISeKey International Holding AG Articles of Association of WISeKey International Holding Ltd	35 | 35

XII. Gemischte Sacheinlagen und Sachübernahme	XII. Mixed Contribution in Kind and Acquisition of Assets

Artikel 40	Article 40

Die Gesellschaft übernimmt in der Kapitalerhöhung vom 3. April 2017 gemäss Schedule A des Sacheinlagevertrags vom 3. April 2017 (der Sacheinlagevertrag) von One Communications Ltd. (ehemals KeyTech Limited), ABRY Investment Partnership, L.P., ABRY Senior Equity II-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. und ABRY Senior Equity II, L.P. (alle zusammen die Einleger) insgesamt (a) 12'500 und damit sämtliche ausgegebenen Class A Preferred Shares, je mit Nennwert von USD 1.00, der QV Holdings Ltd., einer Gesellschaft nach dem Recht von Bermuda mit Sitz in Bermuda (QV), (b) 5'538 Common Shares, je mit Nennwert von USD 1.00, der QV, und (c) 22'640 Warrants der QV (von QV ausgegebene Rechte, die deren Inhaber zum Erwerb von von QV neu auszugebenden Common Shares berechtigen, und von QV ausgegebene Rechte zum Erhalt solcher Warrants zum Erwerb von von QV neu auszugebenden Common Shares) (zusammen die Einlage) im Gesamtwert von CHF 17'448'500. Als Gegenleistung für die Einlage weist die Gesellschaft den Einlegern insgesamt 1'110'000 Namenaktien mit einem Nennwert von je CHF 0.05 (Kategorie B Aktien) gemäss Schedule A zum Sacheinlagevertrag je Einleger zu und leistet eine Barzahlung von insgesamt USD 13'000'000 (die Barzahlung) im Umfang gemäss Schedule A zum Sacheinlagevertrag je Einleger. Entsprechend dem Umrechnungskurs USD – CHF vom 31. März 2017 von 0.9998 beläuft sich der Wert der Barzahlung auf CHF 12'997'400. Die Gesellschaft weist die Differenz zwischen (i) der Summe des Gesamtnennwerts der neu ausgegebenen 1'110'000 Namenaktien mit einem Nennwert von je CHF 0.05 (Kategorie B Aktien) und Barzahlung, und (ii) dem Übernahmewert der Einlage im Betrag von CHF 4'395'600 den Kapitaleinlagereserven der Gesellschaft zu.	At the capital increase of April 3, 2017, and in accordance with Schedule A of the contribution agreement dated April 3, 2017 (the Contribution Agreement), the Company acquires from One Communications Ltd. (f/k/a KeyTech Limited), ABRY Investment Partnership, L.P., ABRY Senior Equity II-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. and ABRY Senior Equity II, L.P. (all together the Contributors) (a) 12,500 and thus all issued and outstanding Class A Preferred Shares, each with a par value of USD 1.00, of QV Holdings Ltd., a company incorporated under the laws of Bermuda with its registered office in Bermuda (QV), (b) 5,538 Common Shares, each with a par value of USD 1.00, of QV, and (c) 22,640 Warrants (rights issued by QV entitling its holder to acquire Common Shares of QV newly issued by QV and rights to receive warrants to acquire Common Shares of QV newly issued by QV) (together the Contribution) with a total value amounting to CHF 17,448,500. As consideration for this Contribution, the Company issues to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, 1,110,000 registered shares (Class B Shares) with a nominal value of CHF 0.05 each and makes a cash payment to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, which amounts to a total of USD 13,000,000 (the Cash Payment). According to a currency exchange rate USD – CHF on March 31, 2017 of 0.9998, the value of the Cash Payment amounts to CHF 12,997,400. The difference between (i) the sum of the aggregate nominal value of the newly issued 1,110,000 shares, nominal value of CHF 0.05 each (Class B Shares), and the Cash Payment and (ii) the total value of the Contribution in the amount of CHF 4,395,600 is allocated to the Company's reserves of capital contribution.

Zug, 23. April 2024	Zug, April 23, 2024